UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Kronos Worldwide, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2620

March 29, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 annual meeting of stockholders of Kronos Worldwide, Inc., which will be held on Wednesday, May 18, 2022, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.
Whether or not you plan to attend the meeting, please cast your vote as instructed on your notice of internet availability of proxy materials or, if you have requested a paper copy, on the proxy card or voting instruction form, as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.
Sincerely,

Loretta J. Feehan
Chair of the Board

Robert D. Graham
Vice Chairman of the Board and
Chief Executive Officer

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2620

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2022
To the Stockholders of Kronos Worldwide, Inc.:
The 2022 annual meeting of stockholders of Kronos Worldwide, Inc. will be held on Wednesday, May 18, 2022, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620 for the following purposes:
1.	to elect the seven director nominees named in the proxy statement to serve until the 2023 annual meeting of stockholders;
2.	to approve on a nonbinding advisory basis our named executive officer compensation; and
3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The close of business on March 22, 2022 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.
You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote by following the instructions on the notice of internet availability of proxy materials or, if you have requested a paper copy, on the proxy card or voting instruction form, as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.
By Order of the Board of Directors,
Jane R. Grimm, Secretary
Dallas, Texas
March 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 18, 2022.

The proxy statement and annual report to stockholders (including Kronos Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021) are available at www.viewproxy.com/kronosworldwide/2022.

TABLE OF CONTENTS
Page
TABLE OF CONTENTS
GLOSSARY OF TERMS
GENERAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
CONTROLLING STOCKHOLDERS
SECURITY OWNERSHIP
Ownership of Kronos Worldwide
Ownership of Related Companies
PROPOSAL 1: ELECTION OF DIRECTORS
Nominees for Director
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
Controlled Company Status, Director Independence and Committees
2021 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents
Employee, Officer and Director Hedging
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION
Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
No Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2021
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Pay Ratio Disclosure
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
Related Party Loans for Cash Management Purposes
Data Recovery Program
Office Sublease
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS
Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures
PROPOSAL 2:NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION
Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required
OTHER MATTERS
2021 ANNUAL REPORT ON FORM 10-K
STOCKHOLDERS SHARING THE SAME ADDRESS
REQUEST COPIES OF THE 2021 ANNUAL REPORT AND THIS PROXY STATEMENT

GLOSSARY OF TERMS
“Alliance Advisors” means Alliance Advisors, LLC, our proxy management advisor, who will act as inspector of election for the annual meeting of stockholders.
“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.
“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.
“Code” means the Internal Revenue Code of 1986, as amended.
“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.
“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products and recreational marine components.
“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.
“Dixie Rice” means Dixie Rice Agricultural L.L.C., one of our parent companies.
“EWI” means EWI RE, Inc., a wholly owned subsidiary of NL that, prior to NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, was a reinsurance brokerage and risk management company.
“Family Trust” means the Harold C. Simmons Family Trust No. 2, which was established for the benefit of Lisa K. Simmons, her late sister and their children.
 “independent directors” means the following directors:   John E. Harper, Meredith W. Mendes, Cecil H. Moore, Jr., Thomas P. Stafford and R. Gerald Turner.
“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.
“Kronos Worldwide,” “us,” “we” or “our” means Kronos Worldwide, Inc.
“LPC” means Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of ours and a subsidiary of Venator Materials PLC each owns 50%.
“named executive officer” means any person named in the 2021 Summary Compensation Table in this proxy statement.
“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company (i) of which CompX is a subsidiary and (ii) that holds a significant investment in us through its ownership interest in NLKW.
“NLKW” means NLKW Holding, LLC, a wholly-owned subsidiary of NL, which holds a significant investment in us.
“NYSE” means the New York Stock Exchange.
“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.
“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.
“record date” means the close of business on March 22, 2022, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2022 annual meeting of our stockholders.
“RPT Policy” means the Kronos Worldwide, Inc. Policy Regarding Related Party Transactions as amended and restated effective February 23, 2022.
“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.
 “SEC” means the U.S. Securities and Exchange Commission.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“stockholder of record” means a stockholder of our common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.
“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.
 “Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company of which NL is also a subsidiary.

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2620

PROXY STATEMENT

GENERAL INFORMATION
We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2022 annual meeting of stockholders to be held on Wednesday, May 18, 2022, and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on March 22, 2022.  We will begin distributing a notice of internet availability of our proxy materials to the holders of our common stock on or about April 5, 2022.  Our proxy materials include:
•	the accompanying notice of the 2022 annual meeting of stockholders;
•	this proxy statement;
•	our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021; and
•	a proxy card or voting instruction form.
We are not incorporating the 2021 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240‑2620.
Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	What is the purpose of the annual meeting?
A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:
•	Proposal 1 – the election of the seven director nominees named in this proxy statement; and
•	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).
In addition, stockholders will vote on any other matter that may properly come before the meeting.
Q:	How does the board recommend that I vote?
A:	The board of directors recommends that you vote FOR:
•	the election of each of the nominees for director named in this proxy statement; and
•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:	Who is allowed to vote at the annual meeting?
A:
The board of directors has set the close of business on March 22, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 115,461,627 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?
A:
Pursuant to the SEC notice and access rules we furnish proxy materials over the internet to both our stockholders of record and our stockholders who hold our common stock through a brokerage firm or other nominee.  We believe that taking advantage of these rules expedites our stockholders’ receipt of proxy materials, while also lowering the costs associated with conducting our annual meeting.  You can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2021 Annual Report to Stockholders and a voting instruction form or proxy card.

Q:	How do I vote if I am a stockholder of record?
A:
If you hold shares of our common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record.  As a stockholder of record, you may:

•	vote over the internet at www.aalvote.com/KRO;
•	vote by telephone using the voting procedures set forth on your proxy card;
•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the proxy card in the envelope provided; or
•	vote in person at the annual meeting.
Q:
What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:	If you are a stockholder of record the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.
Q:	How do I vote if my shares are held through a brokerage firm or other nominee?
A:
If you hold your shares through a brokerage firm or other nominee, you must follow the instructions on your notice of internet availability of proxy materials or on your voting instruction form, on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided on your notice of internet availability of proxy materials or voting instruction form.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on proposal 2 (Say-on-Pay) and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.  How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).
Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?
A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials or voting instruction form on how to obtain the appropriate documents to vote in person at the meeting.

Q:	Who will count the votes?
A:	The board of directors has appointed Alliance Advisors to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.
Q:	Is my vote confidential?
A:	Yes. All proxy cards, ballots or voting instructions will be kept confidential in accordance with our bylaws.
Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?
A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:
•	delivering to Alliance Advisors a written revocation;
•	submitting another proxy card bearing a later date;
•	changing your vote on www.aalvote.com/KRO;
•	using the telephone voting procedures set forth on your proxy card; or
•	voting in person at the annual meeting.
Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?
A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?
A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.
As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and receives no instruction for proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of at least one director nominee or on proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.
Together, Valhi and NLKW held approximately 80.7% of the outstanding shares of our common stock as of the record date.  Valhi and NLKW have each indicated its intention to have its shares of our common stock represented at the meeting.  If Valhi alone attends the meeting in person or by proxy, the meeting will have a quorum present.
Q:	Assuming a quorum is present, what vote is required to elect a director nominee?
A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive a plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Valhi and NLKW have each indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.
Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?
A:
The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

Valhi and NLKW have each indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.
Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?
A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?
A:
If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?
A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instruction forms to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDERS
Valhi and NLKW are the direct holders of approximately 50.2% and 30.5%, respectively, of the outstanding shares of our common stock as of the record date.  Together, Valhi and NLKW own approximately 80.7% of the outstanding shares of our common stock.  Valhi is the direct holder of approximately 82.8% of the outstanding shares of NL common stock as of the record date.  Each of Valhi and NLKW has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and will approve proposal 2 (Say-on-Pay).
SECURITY OWNERSHIP
Ownership of Kronos Worldwide.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each of our directors, each of the named executive officers (which include one former executive officer), and all of our current directors and executive officers as a group.  See footnote 3 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.
	Kronos Worldwide Common Stock (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (2)

5% Stockholder:

Harold C. Simmons Family Trust No. 2	93,346,984	(3)(4)	80.8%
Lisa K. Simmons	93,346,984	(3)(4)	80.8%

Directors and Named Executive Officers:

Loretta J. Feehan	13,250	(5)	*
Robert D. Graham.	21,000	(5)	*
John E. Harper.	8,250	(5)	*
Meredith W. Mendes.	5,750	(5)	*
Cecil H. Moore, Jr.	22,774	(5)	*
Thomas P. Stafford	28,059	(5)	*
R. Gerald Turner	24,046	(5)	*

James W. Brown	-0-		-0-
James M. Buch	1,000	(5)	*
Brian W. Christian	-0-	(5)	-0-
Tim C. Hafer	-0-	(5)	-0-
Andrew B. Nace	8,725	(5)	*

Current directors and executive officers as a group (21 persons)	141,353	(5)	*

* Less than 1%.
(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. Except as noted in footnote 4 to this table, the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.

(2)	The percentages set forth above and in the following footnotes are based on 115,461,627 shares of our common stock outstanding as of the record date.
(3)	The shares reported in this table for the Family Trust and Ms. Simmons consist of 93,346,984 shares held directly by the entities below. See footnote 4 to this table, below.

	Kronos Worldwide Common Stock
Direct Holder	Shares	Percent of Class

Valhi.	57,990,042	50.2%
NLKW.	35,219,270	30.5%
Contran	137,672	*
Total	93,346,984	80.8%

* Less than 1%
(4)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.
A majority of Contran’s outstanding voting stock is held directly by Ms. Simmons and various family trusts established for the benefit of Ms. Simmons, Thomas C. Connelly (the husband of Ms. Simmons’ late sister) and their children and for which Ms. Simmons or Mr. Connelly, as applicable, serves as trustee (collectively, the “Other Trusts”). With respect to the Other Trusts for which Mr. Connelly serves as trustee, he is required pursuant to a stockholders agreement to vote the shares of Contran voting stock held in such trusts in the same manner as Ms. Simmons.  Such voting rights of Ms. Simmons last through April 22, 2030 and are personal to Ms. Simmons. The remainder of Contran’s outstanding voting stock is held by the Family Trust, for which Tolleson Private Bank, a third-party financial institution, serves as trustee (the “Trustee”). Ms. Simmons can appoint qualifying successor trustees of the Family Trust if the Trustee resigns or otherwise decides not to serve as trustee.  The business address of the Family Trust (and the Trustee) is 5550 Preston Road, Suite B, Dallas, Texas 75205.
Ms. Simmons serves as chair of the board of directors of Contran, and one other member of Contran management also serves on the board of directors of Contran.  Contran is the holder of the sole membership interest of Dixie Rice and may be deemed to control Dixie Rice.
Ms. Simmons, and the Family Trust directly hold, or are related to the following entities that directly hold, the following percentages of the outstanding shares of NL common stock:
Valhi	82.8%
Kronos Worldwide	Less than 1%

Ms. Simmons and the Family Trust directly hold, or are related to the following entity that directly holds, the following percentages of the outstanding shares of Valhi common stock (a):
Dixie Rice	91.5%

(a)
We and NL (including a wholly owned subsidiary of NL) own 143,743 shares and 1,197,746 shares, respectively, of Valhi common stock.  Since we and NL are majority owned subsidiaries of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that we and NL own as treasury stock for voting purposes.  Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.

By virtue of the stock ownership of each of us, NLKW, NL, Valhi, Dixie Rice and Contran, Ms. Simmons being a beneficiary of the Family Trust, the direct holdings of Contran voting stock by Ms. Simmons, the voting rights conferred to Ms. Simmons by a stockholders agreement relating to Contran stock, Ms. Simmons’ position as chair of the Contran board, and the Family Trust’s ownership of Contran voting stock, in each case as described above:
•	Ms. Simmons and the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust) may be deemed to control each of Contran, Dixie Rice, NL, NLKW, Valhi and us; and
•
Ms. Simmons, the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust), Contran, Dixie Rice, NL, NLKW and Valhi and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

(5)	Each of our directors or executive officers disclaims beneficial ownership of any shares of our common stock, except to the extent he or she has a pecuniary interest in such shares, if any.
We understand that Contran and related entities or persons may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.
Ownership of Related Companies.  Some of our directors and executive officers own equity securities of certain companies related to us.
Ownership of NL and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our current directors, each of the named executive officers (which include one former executive officer), and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals with the SEC or upon information provided by such persons.
	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Loretta J. Feehan	23,650	(4)	*	3,291	(4)	*
Robert D. Graham.	6,500	(4)	*	2,182	(4)	*
John E. Harper.	20,650	(4)	*	-0-	(4)	-0-
Meredith W. Mendes.	17,150	(4)	*	-0-	(4)	-0-
Cecil H. Moore, Jr.	32,150	(4)	*	-0-	(4)	-0-
Thomas P. Stafford	17,150	(4)	*	-0-	(4)	-0-
R. Gerald Turner	1,239	(4)	*	586	(4)	*

James W. Brown	-0-		-0-	-0-	(4)	-0-
James M. Buch	-0-	(4)	-0-	-0-	(4)	-0-
Brian W. Christian	-0-	(4)	-0-	-0-	(4)	-0-
Tim C. Hafer	-0-	(4)	-0-	-0-	(4)	-0-
Andrew B. Nace	-0-	(4)	-0-	-0-	(4)	-0-

Current directors and executive officers as a group (21 persons)	119,489	(4)	*	8,559	(4)	*

* Less than 1%.
(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,802,734 shares of NL common stock outstanding as of the record date.

(3)
The percentages are based on 28,277,093 shares of Valhi common stock outstanding for voting purposes as of the record date.  We and NL (including a wholly owned subsidiary of NL) own 143,743 shares and 1,197,746 shares, respectively, of Valhi common stock.  Since we and NL are majority owned subsidiaries of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that we and NL own as treasury stock for voting purposes.  Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.

(4)	Each of our directors or executive officers disclaims beneficial ownership of any shares of NL or Valhi common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

PROPOSAL 1
ELECTION OF DIRECTORS
Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven.  The board of directors recommends the seven director nominees named in this proxy statement for election at our 2022 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2023 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.
All of the nominees are currently members of our board of directors whose terms will expire at the 2022 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.
Nominees for Director.  All of our nominees have extensive senior management and policy-making experience or significant accounting experience.  Each of the nominees is knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him or her for election as a director.
Loretta J. Feehan, age 66, has served as chair of the board (non-executive) of us, CompX, NL and Valhi since 2017 and as a director of each such company since 2014.  She is a certified public accountant who consults on financial and tax matters.  Prior to forming her own practice, she served as a tax partner with Deloitte and Touche LLP serving primarily corporate clients.  Ms. Feehan also taught continuing education courses from 2002 to 2016 to tax practitioners around the country for Accountant’s Education Services.  She has been a financial advisor to Lisa K. Simmons since prior to 2017.
Ms. Feehan has eight years of experience as a director of us, CompX, NL and Valhi.  She has over 44 years of financial and tax accounting and auditing experience, certain years of which were as a partner in one of the largest international accounting firms.
Robert D. Graham, age 66, has served as our vice chairman of the board since May 2017, as our chief executive officer since January 2017, and on our board of directors since 2016.  He served as our chairman of the board from January 2017 to May 2017, as our president from 2017 to 2021, as our executive vice president from 2009 to January 2017, as our chief administrative officer from 2012 to 2013, as our general counsel from 2003 to 2012 and as our vice president from 2003 to 2009.  He currently serves as vice chairman of the board of NL and CompX, as vice chairman of the board, president and chief executive officer of Valhi, and as president and chief executive officer of Contran.  He has served as a director of Contran, Valhi and CompX since 2016, and as a director of NL since 2014.  Mr. Graham has served with various companies related to us and Contran since 2002.
Mr. Graham has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.

John E. Harper, age 60, has served on our board of directors since 2016.  Mr. Harper is currently a private investor. He previously served as vice president and chief financial officer of Dell Services, a business unit of the global information technology company Dell, Inc., from 2009 to 2014.  Prior to the 2009 acquisition of Perot Systems Corporation, a worldwide provider of information technology services and business solutions, by Dell, he worked for 16 years with Perot Systems, most recently as their chief financial officer.  Before joining Perot Systems, he worked for nine years in the audit practice of Ernst & Young LLP, serving a number of industries including technology, manufacturing, education and oil and gas. From 2015 to 2016, Mr. Harper served as a director and chairman of the audit committee and member of the compensation committee of Rackspace Hosting, Inc., a world leader in the managed cloud segment of the business information technology market. Mr. Harper is a certified public accountant.  Since 2016, he has served as a director and on the audit committee of NL. He is a member of our audit committee.

Mr. Harper has six years of experience on the boards of directors and audit committees of Kronos Worldwide and NL.  He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly held entities for which he currently serves or formerly served.
Meredith W. Mendes, age 63, has served on our board of directors since 2018.  Since 2020, Ms. Mendes has served as chief operating officer and a partner of Gresham Partners, LLC, an independent wealth management and investment advisory firm, where she is responsible for finance, technology, cybersecurity, client and investment operations, facilities, legal and other support functions.  From 2005 to 2020, Ms. Mendes served as executive director and chief operating officer of Jenner & Block LLP, a law firm with more than 500 attorneys with offices across the United States and in London, where she was responsible for firm-wide operations relating to finance, technology, facilities and real estate, human resources and other support functions. From 1999 to 2005, Ms. Mendes served as executive vice president and worldwide chief financial officer of Daniel J. Edelman, Inc., a global communications marketing firm.   Since 2019, Ms. Mendes has served as a director and on the audit and nominating and corporate governance committees of Quanex Building Products Corporation (NYSE:  NX), a manufacturer of window and door, and kitchen and bath cabinet components sold to original equipment manufacturers.  From 2016 to 2019 Ms. Mendes served as a director and on the audit and nominating and corporate governance committees of Inland Residential Properties Trust, Inc., a real estate investment trust sponsored by Inland Real Estate Investment Corporation, which acquired and managed a portfolio of multi-family properties located primarily in the top 100 U.S. metropolitan statistical areas. From 2014 to 2016, Ms. Mendes served as a director and on the audit and nominating and corporate governance committees of IRC Retail Centers LLC (f/k/a Inland Real Estate Corporation), a national commercial real estate and finance company (she also served on their compensation committee from 2015 to 2016).  From 1999 to 2016, Ms. Mendes served as director and on the financial review (formerly audit) and compensation committees of C-Line Products, Inc., a developer and manufacturer of plastic storage, identification and organization items for the office products industry. Ms. Mendes has a law degree from Harvard Law School, a Master of Business Administration degree with a finance concentration from the University of Chicago Booth School of Business and an AB (magna cum laude) from Brown University.  Ms. Mendes is a certified public accountant. Ms. Mendes has earned her CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University. Since 2018, Ms. Mendes has served as a director and on the audit committee of NL.  She is a member of our audit committee.

Ms. Mendes has four years of experience on the boards of directors and audit committees of Kronos Worldwide and NL.  She also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which she currently serves or formerly served.

Cecil H. Moore, Jr., age 82, has served on our board of directors since 2003.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm’s Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas office for 12 years.  From 2014 to 2016, Mr. Moore served as a director and chairman of the audit committee of Sizmek Inc., a former publicly held on-line advertising business that was spun-off in 2014 by Digital Generation, Inc.  From 2011 to 2014, he served as a director and chairman of the audit committee of Digital Generation, Inc., a former publicly held provider of digital technology services to media outlets.  From 2003 until 2009, Mr. Moore served as a director and chairman of the audit committee of Perot Systems.  Mr. Moore is a certified public accountant.  Since prior to 2015, he has served as a director and on the audit committee of NL, serving as chairman of its audit committee and as a member of its management development and compensation committee since 2019.  From 2016 until 2019, he served as a director and as the chairman of the audit committee of CompX.  He is a member of our management development and compensation committee and the chairman of our audit committee.
Mr. Moore has over 18 years of experience on the boards of directors and audit committees of Kronos Worldwide and NL.  He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly held entities for which he currently serves or formerly served.
General Thomas P. Stafford (retired), age 91, has served on our board of directors since 2013.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975.  He served as a Lieutenant General as the U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition and retired in 1979.  After his retirement, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position from 1979 to 1984, when he joined General Technical Services, Inc., a consulting firm.  In 1982 Gen. Stafford founded Stafford, Burke and Hecker, Inc., a Washington-based consulting firm and served the firm until 2005.  Gen. Stafford has more recently served as an advisor to a number of government agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He was elected to the National Academy of Engineering in 2014.  He has served as a director of NL since prior to 2014 and is the chairman of NL’s management development and compensation committee.  He is a member of our management development and compensation committee and our audit committee.
Gen. Stafford has nine years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from various government entities and from other publicly and privately held entities for which he currently serves or formerly served.
Dr. R. Gerald Turner, age 76, has served on our board of directors since 2003.  He has served since 1995 as president of Southern Methodist University in Dallas, Texas.  He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University.  He served from 2001 to 2020 as a trustee of the American Beacon Funds and American Beacon Select Funds, each a registered management investment company.  He served on the board of directors of J.C. Penney Company from 1995 to 2019.  Dr. Turner is a member of our audit committee and chairman of our management development and compensation committee.
Dr. Turner has over 18 years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from other publicly held entities for which he currently serves or formerly served.

EXECUTIVE OFFICERS
Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Robert D. Graham is set forth under the Nominees for Director subsection above.
Name	Age	Position(s)
Robert D. Graham	66	Vice Chairman of the Board and Chief Executive Officer
James M. Buch	61	President and Chief Operating Officer
Benjamin R. Corona	61	President, Global Sales Management
Brian W. Christian	43	Executive Vice President and Chief Strategy Officer
Andrew B. Nace	57	Executive Vice President
Tim C. Hafer	60	Senior Vice President and Chief Financial Officer
Patricia A. Kropp	62	Senior Vice President, Global Human Resources
Kristin B. McCoy	49	Senior Vice President, Global Tax
Courtney J. Riley	56	Senior Vice President, Health, Safety and Environment
Michael S. Simmons	50	Senior Vice President, Finance
John A. Sunny	59	Senior Vice President and Chief Information Officer
Bryan A. Hanley	41	Vice President and Treasurer
Janet G. Keckeisen	66	Vice President, Investor Relations
Bart W. Reichert	51	Vice President, Internal Audit
Alexis A. Thomason	41	Vice President and General Counsel
James M. Buch has served as our president since June 2021 and as our chief operating officer since 2015.  He served as our chief operating officer, global commercial, from 2014 to 2015.  He currently serves as senior vice president of Contran.  Previously, he served Titanium Metals Corporation as its vice president from 2006 to 2011 and as its executive vice president, commercial from 2011 to 2013.
Benjamin R. Corona has served as our president, global sales management since 2012.  In 2012, he served as our president, North American and export sales and marketing.  He also served as our president, North American sales and marketing from 2008 to 2012 and from 2005 to 2008 as our vice president, marketing.  He has served in various marketing positions with us since 2004.
Brian W. Christian has served as our executive vice president since 2016 and as our chief strategy officer since June 2021.  He served as our vice president, strategic business development from 2011 to 2016, and as our manager of strategic and financial planning from 2009 to 2011.  He currently serves as senior vice president of Contran.  Mr. Christian has served in strategic and financial planning positions (including officer positions) with various companies related to us and Contran since 2006.
Andrew B. Nace has served as our executive vice president since 2017.  He previously served as our vice president from 2013 to 2017 and as our general counsel in 2013.  He currently serves as executive vice president of NL and CompX, and as executive vice president and general counsel of Valhi and Contran.  Mr. Nace has served in legal positions (including officer positions) with various companies related to us and Contran since 2003.
Tim C. Hafer has served as our senior vice president since 2019 and as our chief financial officer since June 2021.  He previously served as our controller from 2006 to 2021 and as our vice president from 2006 to 2019.  Mr. Hafer has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since 1999.
Patricia A. Kropp has served as our senior vice president, global human resources since June 2021. She previously served as our vice president, global human resources from 2015 to 2021 and as our director of global human resources in 2015.  She currently serves as vice president, employee benefits of NL and as vice president, human resources of Contran.  Ms. Kropp has served in human resources positions (including officer positions) with various companies related to us and Contran since 2015.

Kristin B. McCoy has served as our senior vice president, global tax since June 2021.  She previously served as our vice president, tax from 2018 to 2021.  She currently serves as senior vice president, tax of Valhi and Contran.  Ms. McCoy has served in various tax accounting positions with various companies related to us and Contran since 2003.

Courtney J. Riley has served as our senior vice president, health, safety and environment since June 2021.  She previously served as our senior vice president, environmental affairs from 2020 to 2021 and as our vice president, environmental affairs from 2013 to 2020.  She currently serves as chief executive officer and president of NL, as executive vice president, environmental affairs of Valhi, and as senior vice president, environmental affairs of Contran.  Ms. Riley has served in legal and environmental affairs positions (including officer positions) with various companies related to us and Contran since 2009.
Michael S. Simmons has served as our senior vice president, finance since June 2021.  He previously served as our vice president, finance from 2019 to 2021. He currently serves as senior vice president and chief financial officer of CompX and as senior vice president, finance of Valhi and Contran. Mr. Simmons has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since  2018.  From 1994 to 2018, Mr. Simmons was employed by PwC, most recently as a managing director.
John A. Sunny has served as our senior vice president since 2020 and as our chief information officer since 2015.  He previously served as our vice president from 2015 to 2020, and as our vice president, information technology from 2013 to 2015. He currently serves as senior vice president, information technology of Valhi, and as vice president, information technology Contran.  Mr. Sunny has served in information technology positions (including officer positions) with various companies related to us and Contran since 2003.
Bryan A. Hanley has served as our vice president and treasurer since 2017.  He currently serves as vice president and treasurer of Contran, NL, Valhi and CompX.  From 2013 to 2017, Mr. Hanley served as assistant treasurer and director, investor relations, of Pier 1 Imports, Inc., a retailer specializing in home furnishings and décor, and also served as its assistant treasurer from 2010 to 2013.
Janet G. Keckeisen has served as our vice president, investor relations since 2011.  She currently serves as vice president, investor relations of Valhi.  Ms. Keckeisen has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since 2007.
Bart W. Reichert has served as our vice president, internal audit since October 2021.  He has also served as vice president, internal audit for CompX, Valhi and NL since 2021.  From 1994 to 2021, Mr. Reichert was employed by PwC, most recently as a managing director.

Alexis A. Thomason has served as our vice president and general counsel since February 2022.  From 2019 to 2021, Ms. Thomason served as managing counsel, aviation systems segment of L3Harris Technologies, Inc., an aerospace and defense technology company, and also served as its assistant general counsel, electronics segment from 2018 to 2019.  She was employed by Occidental Chemical Corporation, a chemical manufacturing company, from 2011 to 2018, most recently as senior counsel.  Ms. Thomason started her legal career at the law firm Fulbright & Jaworski L.L.P. in Dallas, Texas.

CORPORATE GOVERNANCE
Controlled Company Status, Director Independence and Committees.  Because of Valhi’s direct and indirect ownership of approximately 80.7% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  While we currently have a majority of independent directors, we have chosen not to have an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that John E. Harper, Meredith W. Mendes, Cecil H. Moore, Jr., Thomas P. Stafford and R. Gerald Turner are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee, including not having a charter for our management development and compensation committee.
2021 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings and took action by written consent on one occasion in 2021.  Each of our directors then in office attended all such meetings and the 2021 meetings of the committees on which he or she served at the time.  It is expected that each director nominee will attend our 2022 annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All of our directors who were elected at our 2021 annual stockholder meeting attended such meeting.
The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.
Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:
•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and
•	Cecil H. Moore, Jr., John E. Harper and Meredith W. Mendes are each an “audit committee financial expert.”
No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Cecil H. Moore, Jr. (chairman), John E. Harper, Meredith W. Mendes, Thomas P. Stafford and R. Gerald Turner.  Our audit committee held seven meetings in 2021.
Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:
•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;
•	to review certain matters regarding our employee benefit plans or programs, including discretionary incentive bonuses and salaries we pay;
•	to review, approve, administer and grant awards under our equity compensation plan; and
•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are R. Gerald Turner (chairman), Cecil H. Moore, Jr.  and Thomas P. Stafford.  Our management development and compensation committee held one meeting in 2021.
Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.
Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:
•	our board of directors has no specific minimum qualifications for director nominees;
•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our current and future operations.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.
Leadership Structure of the Board of Directors and Independent Director Meetings.  Loretta J. Feehan serves as our chair of the board (non-executive), and Robert D. Graham serves as our vice chairman of the board and chief executive officer.  The board of directors believes our current leadership structure is appropriate for a controlled company under the NYSE corporate governance guidelines.  While there is no single organizational structure that is ideal in all circumstances, the board of directors believes that having different individuals serve as our chair of the board (non-executive) and as our chief executive officer reflects the established working relationship for these positions regarding our business and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since Ms. Feehan is a representative of Contran, her service as our chair of the board (non-executive) is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders.  We have in the past, and may in the future, have a leadership structure in which the same individual serves as our chairman of the board and as our chief executive officer. In those instances, the individual has been, or would be expected to be, an employee or representative of Contran.

Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  We are not required to have a lead independent director under the NYSE corporate governance standards.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  Our non-management directors (who are not executive officers of Kronos Worldwide) also meet at regularly scheduled meetings without management participation, with the chairman of our audit committee also presiding at such meetings.  In 2021, we complied with the NYSE requirements for meetings of our independent and non-management directors.
Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 6, 2022 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2023.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.
The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.
For proposals or director nominations to be brought at the 2023 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 13, 2023.  Proposals and nominations should be addressed to our corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240‑2620.
Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its non-management or independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.
Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2021 the management development and compensation committee was composed of R. Gerald Turner, Cecil H. Moore, Jr. and Thomas P. Stafford.  No member of the committee:
•	was an officer or employee of ours during 2021 or any prior year;
•	had any related party relationships with us that requires disclosure under applicable SEC rules; or
•	had any interlock relationships under applicable SEC rules.
For 2021, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, during 2021 Robert D. Graham was an executive officer of ours and on the board of directors of Contran when concurrently also serving as one of our directors.
Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.
Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.
Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.kronostio2.com under the corporate governance section of the investor relations page.

Employee, Officer and Director Hedging.  We have not adopted any policies or practices regarding hedging of our equity securities by our employees (including officers) or directors.  However, our employees (including officers) and directors must comply with our insider trading policy, which applies to hedging transactions involving our securities as it does to transactions in our securities generally.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION
Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  In each of the last three years, all of our named executive officers were employed by Contran and provided their services to us pursuant to our ISA with Contran.
As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the six persons whose compensation is summarized in the 2021 Summary Compensation Table in this proxy statement.  Such phrase is not intended to refer, and does not refer, to all of our executive officers.
Nonbinding Advisory Stockholder Vote on Executive Officer Compensation.  For the 2021 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2021 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 88.4% of the shares of our common stock eligible to vote at the annual meeting.  We considered the favorable result and determined not to make any material changes to our compensation practices.
Intercorporate Services Agreement with Contran.  We pay Contran a fee for services provided by Contran to us pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  Such services provided under this ISA included the services of our named executive officers, and as a result a portion of the aggregate ISA fee we pay to Contran is paid with respect to the services provided to us by such named executive officers. The nature of the duties of each of our executive officers who are employees of Contran is consistent with the duties normally associated with the officer titles and positions such officer holds with us.
The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2021 under this ISA.  Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers with Contran and certain of its publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years to Contran under this ISA attributable to each of their services is set forth in the 2021 Summary Compensation Table in this proxy statement.  As discussed further below, the amounts charged under the ISA are dependent upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount charged under the ISA is not dependent upon our financial performance.
We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.
In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;
•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses, if any, for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead amount applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services. For 2019 and 2020, an overhead factor of 25% was applied to the base salary to the employee to determine the estimated overhead amount.  Beginning with the 2021 charge, the estimated overhead amount for each employee is determined using a headcount-based methodology and is the same amount for each individual providing services under the ISA.

Contran’s senior management subsequently makes such adjustments to the details of the proposed ISA charge as they deem necessary for accuracy, overall reasonableness and fairness to us.
In the first quarter of each year reported in the 2021 Summary Compensation Table, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee was informed of:
•	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to us;
•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;
•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and
•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.
In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, as discussed above, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding, based on their collective business judgment and experience without performing any independent market research, that:
•
the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:
•
any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers are expected to devote to us because:
o
some of our named executive officers provide services to multiple companies related to Contran, including Contran itself, and the percentage of time devoted to each company by our named executive officers varies;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;
o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and
o
the members of our management development and compensation committee consider the factors discussed above, applying their collective business judgment and experience, in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee, as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2021.
For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Section 162(m) of the Code generally disallows an income tax deduction to publicly held companies for compensation over $1.0 million paid to the company’s chief executive officer, chief financial officer and three other most highly compensated executive officers.  To the extent any individual’s charge to a publicly held company under the ISA was in excess of $1.0 million, the deductibility by the company of the charge for income tax purposes would be limited under Section 162(m), if such section were to be deemed applicable as it relates to the ISA.  In each of 2019, 2020 and 2021 the ISA did include, and in 2022 the ISA will include, charges in excess of $1.0 million for certain individuals.  However, Contran has agreed to absorb the impact of any such income tax deduction disallowance resulting from such charges in excess of $1.0 million.
No Director Fees or Equity-Based Compensation for Executive Officers.  Our executive officers, including our named executive officers, are not eligible to receive cash or equity-based compensation for their service on our board of directors.  For the years reflected in the 2021 Summary Compensation Table, we did not pay Mr. Graham any compensation for his service as one of our directors.
Prior to 2019, we decided to forgo the grant of any equity compensation other than annual awards of stock to our directors, as discussed above.  We also do not have any security ownership requirements or guidelines for our management, although we do have stock ownership guidelines for our non-employee directors.  We do not currently anticipate any equity-based compensation will be granted in 2022, other than the annual grants of stock to our directors who are not employees of Contran or one of its subsidiaries or affiliates.
Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended that our compensation discussion and analysis be included in this proxy statement.
The members of our management development and compensation committee submit the foregoing report as of February 23, 2022.
R. Gerald Turner Chairman of our Management Development and Compensation Committee	Cecil H. Moore, Jr. Member of our Management Development and Compensation Committee	Thomas P. Stafford Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2021 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, our chief financial officer, a former executive officer who served as chief financial officer for a portion of 2021, and each of the three other most highly compensated individuals (based on ISA charges to us) who were our executive officers at December 31, 2021. All of our named executive officers were employees of Contran and provided their services to us and our subsidiaries pursuant to our ISA with Contran for each year in which they are included in the 2021 Summary Compensation Table.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.
2021 SUMMARY COMPENSATION TABLE (1)
Name and Principal Position	Year	Salary		Stock Awards	Total

Robert D. Graham	2021	$3,735,000	(3)	$ -0-	$3,735,000
Vice Chairman of the Board and Chief	2020	3,623,000	(3)	-0-	$3,623,000
Executive Officer	2019	2,997,000	(3)	-0-	2,997,000

James M. Buch	2021	1,647,000	(3)	-0-	1,647,000
President and Chief Operating Officer	2020	1,557,000	(3)	-0-	1,557,000
	2019	1,493,000	(3)	-0-	1,493,000

Brian W. Christian	2021	1,360,000	(3)	-0-	1,360,000
Executive Vice President and Chief Strategy Officer	2020	1,340,000	(3)	-0-	1,340,000
	2019	1,302,000	(3)	-0-	1,302,000

Andrew B. Nace (2)	2021	876,000	(3)	-0-	876,000
Executive Vice President	2020	953,000	(3)	-0-	953,000

Tim C. Hafer (2)	2021	787,000	(3)	-0-	787,000
Senior Vice President and Chief Financial Officer

James W. Brown (2)	2021	1,406,000	(3)	-0-	1,406,000
Former Executive Vice President and Chief Financial	2020	1,147,000	(3)	-0-	1,147,000
Officer	2019	606,000	(3)	-0-	606,000

(1)	Certain non-applicable columns have been omitted from this table.
(2)
Mr. Nace is one of our named executive officers only for 2020 and 2021.  Mr. Hafer is one of our named executive officers only for 2021.  Mr. Brown retired as our chief financial officer effective June 1, 2021, and as our executive vice president effective December 31, 2021.

(3)
The amounts shown in the 2021 Summary Compensation Table as salary for each of these named executive officers include the portion of the fees we paid pursuant to our ISA with Contran with respect to the services such officer rendered to us and our subsidiaries.  The ISA charges disclosed for Contran employees who perform executive officer services for us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the aggregate proposed ISA fee with Contran.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held parent or sister company of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.

No Grants of Plan-Based Awards.  During 2021, no named executive officer received any plan-based awards from us or our subsidiaries.
No Outstanding Equity Awards at December 31, 2021.  We have never granted any stock options to purchase shares of our common stock or shares of our common stock that were subject to vesting restrictions.  At December 31, 2021, none of our named executive officers held any stock options exercisable for shares of common stock of our parent or subsidiary corporations or held any equity incentive awards for such shares.
No Option Exercises or Stock Vested.  None of our named executive officers held shares of our stock or of our parent or subsidiary corporations that were subject to vesting restrictions in 2021.  During 2021, no named executive officer exercised any stock options issued by us.
Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.
Pay Ratio Disclosure  SEC rules require annual disclosure of the ratio of a registrant’s median employee’s annual total compensation to the total annual compensation of its chief executive officer.  For 2021, the total annual compensation (as disclosed in the 2021 Summary Compensation Table) of Robert D. Graham, our chief executive officer, is $3,735,000; the reasonable estimate of the median of the annual total compensation of all of our employees except our chief executive officer, calculated in a manner consistent with Item 402(u) of Regulation S-K, is $93,511, and the ratio of such two amounts is 40 to 1.
For purposes of this disclosure, our “median employee” was estimated using a simple random sample statistical sampling technique, pursuant to which we and each of our consolidated subsidiaries worldwide selected every seventh employee listed on their first payroll register for the month of October 2020.  Based on the random sample of our employees, and using the 2020 base salary (or equivalent for hourly employees) for each employee in the random sample as reflected in our payroll records, the median employee was estimated by determining the employee in such random sample who had the median 2020 base salary (or equivalent for hourly employees).  Base salary (or equivalent) amounts were annualized for any employee who had less than a full year of service during 2020.  In determining the median employee, we used the applicable average exchange rates for the month of October 2020.   There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure. For providing the median employee’s annual total compensation in U.S. dollars, we used the applicable average exchange rate for all of 2021.
Director Compensation.  Our directors who are not employees of Contran or one of its subsidiaries or affiliates are eligible for cash compensation for their service as one of our directors.  The table below reflects the annual rates of their retainers for 2021.

2021 Director Retainers

Each director	$ 25,000

Chair of the board	$ 50,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)
$ 45,000

Other members of our audit committee	$ 25,000

Members of our other committees	$ 5,000

Additionally, our eligible directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a director dies while serving on our board of directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.
As preapproved by our management development and compensation committee, on the day of each of our annual stockholder meetings, each of our eligible directors elected on that day receives a grant of shares of our common stock under our 2012 Director Stock Plan, with the number of shares received by each eligible director  equal in value to $20,000 (rounded up or down to the nearest 50 shares), based on the closing price of a share of our common stock on the date of grant, but not more than 10,000 shares.  These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.
 In 2019, we amended our corporate governance guidelines to add stock ownership guidelines for our non-employee directors (that is, directors who are not employed by us or one of our affiliates).  Subject to a phase in period, non-employee directors are required to hold a number of shares of our common stock, including shares owned by their immediate family members residing in the same household, having a value of at least three times our base annual cash retainer for service as a director.  Prior to meeting the minimum threshold, shares of our common stock acquired as part of the annual stock awards grant to non-employee directors may not be sold.
The following table provides information with respect to compensation each of our eligible directors earned for their 2021 director services provided to us.
2021 DIRECTOR COMPENSATION (1)
Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation	Total

Loretta J. Feehan	$82,000	$ 19,992	$ -0-	$ 101,992
John. E. Harper	77,000	19,992	-0-	96,992
Meredith W. Mendes	77,000	19,992	-0-	96,992
Cecil H. Moore, Jr.	82,000	19,992	-0-	101,992
Thomas P. Stafford	62,000	19,992	-0-	81,992
R. Gerald Turner	62,000	19,992	-0-	81,992

(1)	Certain non-applicable columns have been omitted from this table.
(2)	Represents cash retainers and meeting fees the director earned for director services he or she provided to us in 2021.
(3)
Represents the value of 1,200 shares of our common stock we granted to each of these directors on May 19, 2021.  For the purposes of this table, we valued these stock awards at the $16.66 closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:
•
we do not grant equity awards to our employees, officers or other persons who provide services to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
our executive officers employed by us are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
our other key employees are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
our executive officers employed by us who are responsible for setting the specified performance or financial targets are not eligible to receive bonuses based on the achievement of the targets, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for our other key employee bonuses (which are not a significant part of their compensation) regardless of the actual level of our financial performance achieved;

•
our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and
•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.
Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2021 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Related Party Transaction Policy.  From time to time, we engage in transactions with affiliated companies.  Pursuant to our Policy Regarding Related Party Transactions, or RPT Policy, all related party transactions (as defined in the RPT Policy) to which we are or are proposed to be a party are approved or (where permitted) ratified by our audit committee (unless another committee of our board of directors composed solely of independent directors, or all of the independent directors of our board, shall have approved the related party transaction).  For certain ongoing related party transactions to which we are a party (referred to as ordinary course of business related party transactions), such approval or ratification shall occur no less frequently than once a year.  The RPT Policy is available on our website at www.kronostio2.com under the corporate governance section.
During 2021, our audit committee reviewed and approved the following ordinary course of business related party transactions to which we are a party in accordance with the terms of such RPT Policy, each of which was part of an ongoing program or agreement that had been previously approved:

•
Risk management program – a program pursuant to which Contran and certain of its subsidiaries and related entities, including us, as a group purchase insurance coverage and risk management services, with the costs thereof apportioned among the participating companies;

•
Tax sharing agreement – our tax sharing agreement with Valhi, pursuant to which cash payments for income taxes are periodically paid by us to Valhi or received by us from Valhi, as applicable (such tax sharing agreement being appropriate, given that we and our qualifying subsidiaries are members of the consolidated U.S. federal income tax return, and certain state and local jurisdiction income tax returns, of which Contran is the parent company) ;

•	Cash management loans – our unsecured revolving credit facility with Valhi, which in 2021 provided for loans by us to Valhi of up to $40 million;
•
Data recovery program - a program pursuant to which Contran and certain of its subsidiaries and related entities, including us, as a group share third-party information technology data recovery services, with the costs thereof apportioned among the participating companies; and

•	Office sublease – our lease of a portion of Contran’s Dallas, Texas office for use by us and certain of our North American operations.
Each of these ordinary course of business related party transactions, and the actions taken by the audit committee in fulfilling its duties and responsibilities under the RPT Policy, are more fully described below.  Our audit committee was not required to approve the fee we paid to Contran in 2021 under our intercorporate services agreement with Contran, because such intercorporate services fee is approved by all of the independent directors of our board, as more fully described below.  During 2021, we were not a party to any other related party transactions (ordinary course of business related party transactions or otherwise) requiring approval or ratification under the RPT Policy.
Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons and the Family Trust may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Ms. Simmons and the Family Trust sometimes engage in the following:
•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant, and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Simmons and the Family Trust.
Certain directors or executive officers of CompX, Contran, NL or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction and as are consistent with the provisions of the RPT Policy.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, insurance claims management, risk management, real estate management, environmental management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2021 fee charged to us under our ISA with Contran.
In 2021, we paid Contran fees of approximately $24.0 million for its services under our ISA with Contran, including amounts for the services of our named executive officers, as disclosed in the 2021 Summary Compensation Table in this proxy statement.  In 2022, we expect to pay Contran fees of approximately $24.4 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran.
Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance coverage and risk management services.  The program apportions its costs among the participating companies.
Tall Pines is a captive insurance company wholly owned by Valhi that underwrites certain insurance policies to Contran and certain of its subsidiaries and related entities, including us.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines receives commissions from reinsurance underwriters and/or assesses fees for certain of the policies that it underwrites.  Insurance policies that are not underwritten by Tall Pines are purchased from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent).
With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, and in the event that the available coverage under a particular policy would become exhausted by one or more claims, Contran and certain of its subsidiaries and affiliates, including us, have entered into a loss sharing agreement under which any uninsured loss arising because the available coverage had been exhausted by one or more claims will be shared ratably by those entities that had submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risk associated with the potential for any uninsured loss.
Following NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, the third-party brokerage and risk management company that purchased the business became the broker for Contran’s and our insurance policies and Tall Pines’ reinsurance policies and provides risk management services for Contran and its subsidiaries, including us.  Accordingly, Contran and its subsidiaries and affiliates participating in the combined risk management program continue to have access to the experienced risk management personnel formerly with EWI, including in the areas of loss controls and claims management.
During 2021, we paid approximately $23.2 million under the combined risk management program, including approximately $6.7 million paid by LPC.  These amounts principally represent premiums and fees for insurance, including approximately $18.6 million (of which $4.2 million was paid by LPC) for policies underwritten by Tall Pines. These amounts also include reimbursements to insurers or reinsurers of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  We expect that these relationships will continue in 2022.

In October 2021, our management made a presentation to our audit committee regarding our participation in the combined risk management program.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•
the premiums for the insurance policies are set by the underwriters for the insurance or reinsurance carriers bearing the risk, which in almost all cases are third parties (and where Tall Pines retains risk, the premiums are based on quotes provided by third parties), without any markup by Tall Pines or the combined risk management program;

•
the method by which the insurance premiums are allocated among the companies participating in the risk management program is generally the same as the basis used by the insurance or reinsurance carriers to establish the premiums for such insurance/reinsurance (i.e. the dominant premium factor, which is the factor that has the greatest impact on the premium, such as revenues, payroll or employee headcount);

•
the commissions received by Tall Pines from the reinsurance underwriters and the fees assessed by Tall Pines for certain policies it underwrites are in amounts equal to the commissions or fees which would be received by third-party underwriters;

•	the insurance coverages provided to us by the risk management program are sufficient and adequate for our purposes; and
•
the benefits of our participation in the risk management program include, among others, (a) greater spread of risk among the companies participating in the risk management program provides us with the ability to obtain broader coverage, with strong/solvent underwriters, at a reduced cost as compared to the coverage and cost that would be available if we were to purchase insurance on a stand-alone basis, (b) the ability to obtain centralized premium and claims reporting, and (c) the ability to have access to experienced risk management personnel, including in the areas of loss controls and claims processing.

As part of such presentations, our chief financial officer, after consultation with other members of our management, advised the committee of his belief that our participation in the risk management program, including the allocation of its costs among us and the other entities participating in the risk management program, is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties. He then provided the committee with his recommendation that the committee reapprove, adopt and ratify our participation in the risk management program in all respects.
After considering the information contained in the presentations, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that our participation in the risk management program is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee reapproved, adopted and ratified our participation in the risk management program in all respects.
Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  We are also a party to a tax sharing agreement with Contran and Valhi.  As a member of the Contran Tax Group and pursuant to the tax sharing agreement, we and our qualifying subsidiaries compute our provision for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreement and using tax elections made by Contran, we make payments to or receive payments from Valhi in amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are limited to amounts previously paid under the tax sharing agreement.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions, and the terms of the tax sharing agreement also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Under our tax sharing agreement, Valhi has agreed to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax sharing agreement.
Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  For 2021, pursuant to our tax sharing agreement we made net cash payments for income taxes to Valhi of approximately $17.6 million.
In February 2021, our management made a presentation to our audit committee regarding our tax sharing agreement with Contran and Valhi.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•	the tax sharing agreement is consistent with accounting principles generally accepted in the United States of America, and consistent with applicable law and regulations; and
•
our income tax accounts are included in the scope of the annual audit of our consolidated financial statements performed by PwC, and PwC makes periodic reports to the committee regarding income tax matters related to us.

As part of such presentation, our then-serving chief financial officer and vice president, tax advised the committee of their belief that the terms of the tax sharing agreement are consistent with the terms of applicable law and regulations, and are fair and reasonable to us, and are on terms no less favorable than would be present if we were not a party to the tax sharing agreement, and provided the committee with their recommendation that the committee approve, adopt and ratify the tax sharing agreement in all respects.
After considering the information contained in the presentation, including the recommendation of our chief financial officer and our vice president, tax, and following further discussion and review by the audit committee, our audit committee determined that the terms of the tax sharing agreement are fair and reasonable to us and on terms no less favorable than would be present if we were not a party to the tax sharing agreement, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified the tax sharing agreement in all respects.
Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program.  When we loan funds to related parties, we are generally able to earn a higher rate of return on the loan than we would earn if the funds were invested in other instruments.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we have outstanding indebtedness, we may still decide to enter into a loan to a related party either because the interest rate on the loan to the related party is at a higher rate of return as compared to the interest rate we are paying on our outstanding indebtedness, or the funds we would be loaning to the related party would not otherwise be used to pay down the outstanding indebtedness (such as, for example, in the case when the outstanding indebtedness has a maturity longer than the maturity of the loan to the related party).  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

During 2021, we had an unsecured revolving promissory note with Valhi whereby we agreed to loan Valhi up to $40 million, bearing interest at the prime rate plus 1.00% (4.25% at December 31, 2021), payable quarterly, with all principal and unpaid interest due on demand, but in any event no earlier than December 31, 2022. At December 31, 2021, the unsecured revolving promissory note with Valhi was amended to reduce the borrowing limit to $30 million and extend the demand period to no earlier than December 31, 2023. The agreement contains no financial covenants or other financial restrictions.  Loans made to Valhi at any time under the agreement are at our discretion.  During 2021, we made no loans to Valhi, Valhi made no repayments, and no principal was outstanding under the loan. At December 31, 2021, there was no outstanding balance of such loan to Valhi.  During 2021, we received aggregate unused commitment fees under this note of approximately $0.2 million.
In February 2021, our management made a presentation to our audit committee regarding our loan to Valhi.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•	we receive an unused commitment fee of 50 basis points per annum, payable quarterly;
•	the interest rate we would earn on any outstanding borrowings by Valhi would be higher than the rate of return we would earn on any of our funds available for investment;
•
the interest rate we would earn on any outstanding borrowings by Valhi would be an interest rate no less than (and generally greater than) the interest rate which a lender would be earning under either our global revolving bank credit facility or the revolving credit facility of two of our competitors; and

•
any amounts we might loan to Valhi would not otherwise be used to pay down the outstanding balance of our term loan indebtedness, in part since the maturity date of such term loan is over a year in excess of the maturity date of our loan to Valhi.

As part of such presentation, our then-serving chief financial officer, after consultation with our treasurer and other members of our management, advised the committee of his belief that the terms of our loan to Valhi are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with his recommendation that the committee approve, adopt and ratify our loan to Valhi, as most recently amended, in all respects.
After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that the terms of our loan to Valhi are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified our loan to Valhi in all respects.
Data Recovery Program.  We and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  The program’s costs are apportioned among us and Contran.  We paid Contran $0.3 million for such services in 2021.  We expect that this relationship with Contran will continue in 2022.
In February 2021, our management made a presentation to our audit committee regarding our participation in the combined data recovery program.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•	the third-party cost of the data recovery program is passed through to the companies participating in the data recovery program, including us, without markup;
•
such third-party cost is allocated to the companies participating in the data recovery program, including us, based on the physical footprint occupied and the communication bandwidth required by each of the companies participating in the data recovery program;

•	the back-up site made available to us under the data recovery program is sufficient and adequate for our purposes; and
•
the benefits to our participating in the data recovery program include, among others, the ability to share in the cost of a third-party, off-site data recovery center at a reduced cost as compared to the cost to be incurred if we were to obtain a third-party, off-site data recovery center by ourselves, as well as the shared administration of the third-party, off-site data recovery center as compared to the cost of administering such a site by ourselves.

As part of such presentation, our then-serving chief financial officer, after consultation with other members of our management, advised the committee of his belief that our participation in the data recovery program, including the allocation of its costs among us and Contran, is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with his recommendation that the committee approve, adopt and ratify our participation in the data recovery program in all respects.
After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that our participation in the data recovery program is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified our participation in the data recovery program in all respects.
Office Sublease.  Under the terms of a sublease agreement between us and Contran, we lease a portion of Contran’s Dallas, Texas office for use by us and certain of our North American operations.  In 2021, Kronos Worldwide paid Contran approximately $0.4 million for rent and related ancillary services under the sublease.  The amounts paid by us under the sublease are based on Contran’s costs without markup.  We expect that this relationship will continue in 2022.
In February 2021, our management made a presentation to our audit committee regarding our sublease with Contran.  Among other things during such presentation, the committee was informed of the following:
•	the rentable square feet occupied by us within Contran’s office and the number of our employees and contractors occupying such office space;
•	the annual rent and related ancillary services fee paid by us to Contran;
•	the nature and scope of the ancillary services provided by Contran to us including, among other things, postage and mailroom services, canteen services, and office supplies and equipment; and
•	the benefits of our co-location and sublease arrangement with Contran rather than securing standalone office space from a third party.
As part of such presentation, our then-serving chief financial officer, after consultation with other members of our management, advised the committee of his belief that the terms of the sublease are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with his recommendation that the committee approve, adopt and ratify the sublease in all respects.
After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that the terms of the sublease are fair and reasonable to us and on terms no less favorable than we could otherwise obtain from an unaffiliated third party for a comparable class of office space, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified the terms of the sublease.

AUDIT COMMITTEE REPORT
Our audit committee of the board of directors is composed of five directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  Three members of our audit committee meet the audit committee financial expert requirements under the applicable SEC rules.  The audit committee charter is available on our website www.kronostio2.com under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.
Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB, and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.
Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audits of our consolidated financial statements and our internal control over financial reporting.  Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.  As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit.  Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audits they will perform, and the committee meets with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audits.  Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter, including the approval or ratification of certain related party transactions in accordance with the terms of our RPT Policy, as discussed above in the Certain Relationships and Transactions section in this proxy statement.
In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2021.  Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2021 were fairly stated in accordance with GAAP and that our internal control over financial reporting was effective as of December 31, 2021.  Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process.  Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.
Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2021 Annual Report on Form 10-K for filing with the SEC.
The members of our audit committee submit the foregoing report as of March 9, 2022.
Cecil H. Moore, Jr. Chairman of our Audit Committee	Thomas P. Stafford Member of our Audit Committee

John E. Harper Member of our Audit Committee	R. Gerald Turner Member of our Audit Committee

Meredith W. Mendes Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS
Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2021.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10‑Q for the first quarter of 2022.  We expect PwC will be considered for appointment to:
•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2022 and the first quarter of 2023; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2022.
Representatives of PwC are not expected to attend our 2022 annual stockholder meeting.
Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2020 and 2021.  Additional fees for 2021 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2021 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2020 from the amounts disclosed in our 2021 proxy statement.
Type of Fees	2020	2021
	(in thousands)

Audit Fees (1)	$3,938	$4,071
Audit-Related Fees (2)	27	41
Tax Fees (3)	8	6
All Other Fees	-0-	-0-

Total	$3,973	$4,118

(1)	Fees for the following services:
(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.
(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting, as applicable.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.
Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:
•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;
•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;
•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and
•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.
The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.
Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.
For 2021, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION
Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal.  At our 2017 annual meeting our stockholders approved, on a nonbinding advisory basis, an annual frequency for this Say-on-Pay proposal.  After the 2022 annual meeting of stockholders, the next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2023 annual meeting of stockholders.  The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2023 annual meeting of stockholders.
Say-on-Pay Proposal.  This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:
RESOLVED, that, by the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2022 annual stockholder meeting and entitled to vote on the subject matter, the stockholders of Kronos Worldwide, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2021 Summary Compensation Table in the 2022 annual meeting proxy statement of Kronos Worldwide, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.
Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.
Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2022 annual stockholder meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.
Valhi and NLKW have each indicated their intention to have their shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement.  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS
The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.
2021 ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is included as part of the annual report made available to our stockholders with this proxy statement and may also be accessed on our website at www.kronostio2.com.
STOCKHOLDERS SHARING THE SAME ADDRESS
Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:
•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or
•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.
REQUEST COPIES OF THE 2021 ANNUAL REPORT AND THIS PROXY STATEMENT
To obtain copies of our 2021 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of Jane R. Grimm, corporate secretary, at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2620, or call her at 972.233.1700.
Kronos Worldwide, Inc.

Dallas, Texas
March 29, 2022

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2620

KRONOS WORLDWIDE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KRONOS WORLDWIDE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS — MAY 18, 2022

The undersigned hereby appoints Robert D. Graham, Jane R. Grimm and Tim C. Hafer, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2022 Annual Meeting of Stockholders (the “Meeting”) of Kronos Worldwide, Inc., a Delaware corporation (“Kronos Worldwide”), to be held at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620 on Wednesday, May 18, 2022, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Kronos Worldwide standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card. If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote “FOR” each such nominee for election as a director and “FOR” proposal 2. To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 18, 2022.

The proxy statement and annual report to stockholders
(including Kronos Worldwide’s Annual Report on Form
10-K for the fiscal year ended December 31, 2021) are available at
www.viewproxy.com/KronosWorldwide/2022.

The Board recommends a vote FOR all nominees listed and FOR Proposal 2. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Director Nominees:
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
	FOR	WITHHOLD		FOR	WITHHOLD
01 – Loretta J. Feehan	☐	☐	05 – Cecil H. Moore, Jr.	☐	☐
02 – Robert D. Graham	☐	☐	06 – Thomas P. Stafford	☐	☐
03 – John E. Harper	☐	☐	07 – R. Gerald Turner	☐	☐
04 – Meredith W. Mendes	☐	☐

2. Nonbinding advisory vote approving named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

I plan on attending the meeting ☐

Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature of Stockholder Date

Signature of Stockholder Date

CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER
PROXY VOTING INSTRUCTIONS
Please have your 11 digit control number ready when voting by Internet or Telephone.

(
INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/KRO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
TELEPHONE
Vote Your Proxy by Phone: Call 1 (866) 804-9616
Use any touch-tone telephone to vote your proxy.
Have your proxy card available when you call.
Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.